                         [LETTERHEAD OF CLARKE AMERICAN]

June 1, 2004

Molly Daniels
149 E. Hollywood
San Antonio, TX 78212

Dear Molly:

I am pleased to extend this offer of employment to you for the position of Vice
President Human Resources, reporting to me effective May 16, 2004.

Your compensation package will include:

o     A starting base biweekly salary of $144,538.00/yr if annualized

o     Your bonus opportunity will be prorated based on time in position. You are eligible for the Company Bonus Plan, as already communicated to you through April 2004. Effective May 2004, you will be eligible for up to 50%
      of you base salary as part of the Novar Group Bonus Scheme.

o     You will be included in an executive share option plan provided by Novar plc. In this plan, you will be eligible to receive Novar plc stock options beginning in 2005, at a price set at the date of grant. These shares are publicly traded in pounds sterling on the London Stock Exchange.
      Currently, such stock options vest three (3) years following the issue date and are subject to various conditions. In the past, positions equivalent to yours have received approximately one-third of annual base salary in grants. This plan is subject to change or cancellation at the discretion of the Novar plc Board of Directors.

o     Executive car allowance of $495.00 per month (gross).

o     Four weeks paid vacation annually (prorated based on effective date) along with personal days and holidays per company policy.

o     Company Executive Benefits package to include physicals and life insurance.

o     All benefits and incentive plans will remain the same and apply in accordance with company policies and guidelines.

This letter shall not constitute, or be evidence of any agreement or understanding, expressed or implied, on the part of Clarke American to employ you for any definite period of time, nor shall it alter your status as an at-will employee of Clarke American.

If these provisions meet with your approval, please sign one original and return to me. Retain the other original for your records. We look forward to working with you and hope that you will accept our offer of employment. I believe that you can make a significant and lasting contribution to the future of our company, and just as importantly, I believe that you will thoroughly enjoy your career with Clarke American.

Sincerely,

/s/ Kaari Swope

Kaari Swope
Vice President/General Manager Customer Service

ACCEPTED:  /s/ Molly S. Daniels                     DATE: 6/2/04
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